Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-106389, No. 333-127089 and No. 333-127090) and Form S-3 (No. 333-119646, No. 333-125051, and No. 333-126460) of our report dated March 22, 2012, relating to the consolidated financial statements of Calypte Biomedical Corporation (which report expresses an unqualified opinion and includes a matter of emphasis paragraph relating to the Company’s ability to continue as a going concern) included in this Annual Report on Form 10-K for the year ended December 31, 2011.

/s/ OUM & Co. LLP
San Francisco, California
March 22, 2012